EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q3 2021 Results
HOUSTON, TX--(November 4, 2021) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for its fiscal quarter ended September 30, 2021.
–Revenue grew 63% sequentially, primarily the result of wireline acquisitions

–Completed Basic Energy Asset Acquisition (closed October 1st)

–Restructured equity into a single share class and terminated the Tax Receivable Agreement (Q4)

Consolidated Financial Highlights
Quarterly revenues of $81.7 million increased $31.7 million, or 63%, from $50.0 million in Q2. The revenue increase is mostly seen in the Completion and Other Services reporting segment.
Net loss of $9.1 million is consistent with a net loss of $9.1 million in Q2. Net loss was largely driven by increased general and administrative expenses offset by an increase in operating revenues related to the PerfX acquisition.
Adjusted EBITDA(1) of $3.3 million increased $1.3 million from $2.0 million in Q2.
CEO Comments
Stuart Bodden, the Company’s CEO and chairman, stated “It is important to reflect on what the Ranger organization has accomplished over the last 12 months. During the first half of the year, we rebuilt our legacy business from the 2020 trough, rehiring and adding nearly 600 employees. More recently, through the acquisitions of Patriot, PerfX and the Basic assets, we have tripled the size and revenue potential of the Company, building meaningful scale in both our Rigs and Wireline businesses.
We also greatly simplified our capital structure. We refinanced our entire balance sheet, eliminated a potentially burdensome tax receivable agreement and collapsed our equity structure into a single class of stock. In short, Ranger is a very different Company today than it was at the beginning of the year.
We are pleased with what we have accomplished so far in 2021. However, there is still a lot of work to do, particularly with regards to margin improvement and generating sustainable cash flow. Given the strong macro environment, and the early indications from our acquisitions, we are optimistic about our ability to improve margins and to generate meaningful cash flow.

(1) “Adjusted EBITDA” and “Adjusted Net Debt” are not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at: www.rangerenergy.com.

EXHIBIT 99.1
Regarding the Basic asset acquisition, we are making good progress on the integration of Basic into Ranger. During the first month of operating the Basic assets, Ranger had 180 rigs running (67 legacy Ranger and 113 legacy Basic), which easily makes Ranger the largest operator of active well servicing rigs. We also purchased coiled tubing and nitrogen trucking assets in Colorado, a P&A business in Wyoming, and a large rental and fishing tool business as part of the Basic asset purchase. We are currently evaluating the earnings potential of these businesses and will, in the coming months, lay out our longer-term strategic intent as it relates to these businesses.

Regarding asset sales, to date most of our time has been spent inventorying the assets we purchased. However, we have already sold one physical property for $0.7 million and we expect a number of light duty vehicle and rig engine and transmission core sales before the end of the year. We will also continue selling physical properties as we consolidate yards.
Finally, we began demolishing acquired Basic rigs this week. An initial “scrap list” of approximately 100 rigs has already been identified, and we expect approximately 75 rigs to be parted out and cut up for scrap before the end of the year. There will be additional rigs to rationalize beyond the initial 100, so we expect to continue taking rigs out of the market well into next year.
Overall, we are excited about our recent acquisitions, our market position, and the macro outlook. We are now seeing more embedded opportunity within the Basic assets than originally contemplated. With regard to future acquisitions, we will continue to be disciplined in our approach. Given our new scale, we will only pursue acquisitions with both compelling economics and a strong strategic fit.”
Business Segment Financial Results
High Specification Rigs
High Specification Rigs segment revenue increased by $0.9 million to $29.9 million in Q3 from $29.0 million in Q2 2021. The rig hours decreased to 51,200 hours in Q3 from 51,900 hours in Q2. The decrease in rig hours was offset by a increase of $18, or 3%, in the hourly average rig rate to $584 in Q3 from $566 in Q2.
Operating income increased by $0.4 million to $0.7 million in Q3 from $0.3 million in Q2. Adjusted EBITDA decreased 4%, or $0.2 million, to $4.8 million in Q3 from $5.0 million in Q2. The increase in operating income was driven by decreased depreciation expense. The decrease in Adjusted EBITDA was due to decreased gross profit margins.
Completion and Other Services
Completion and Other Services segment revenue increased by $31.0 million to $50.8 million in Q3 from $19.8 million in Q2 2021. The increase was primarily attributable to the wireline business, which includes a full quarter of Patriot revenue of $5.7 million and a partial quarter of PerfX revenue of $27.9 million.
Operating loss decreased $0.7 million to a loss of $1.2 million in Q3 from a loss of $1.9 million in Q2. Adjusted EBITDA increased 300%, or $1.8 million, to $2.4 million in Q3 from $0.6 million in Q2. The decrease in operating loss and increase in Adjusted EBITDA was driven by increased profit margins primarily attributable to our wireline business.

EXHIBIT 99.1
Processing Solutions
Processing Solutions segment revenue decreased by $0.2 million to $1.0 million in Q3 from $1.2 million in Q2 2021. The decrease in revenue was due to a decrease in rental services.
Operating loss decreased $0.3 million to a loss of $0.1 million in Q3 from a loss of $0.4 million in Q2. Adjusted EBITDA increased 67%, or $0.2 million, to $0.5 million in Q3 from $0.3 million in Q2. The decrease in operating loss and increase in Adjusted EBITDA was driven by increased gross profit margins.
Liquidity
We ended the quarter with $10.6 million of liquidity, consisting of $7.8 million of capacity available on our revolving credit facility and $2.8 million of cash. The Q3 cash ending balance of $2.8 million compares to $3.4 million at the end of Q2 2021. Currently, our liquidity balance is approximately $27.7 million.
Debt
We ended Q3 with aggregate net debt of $70.1 million, an increase of $30.2 million, as compared to $39.9 million at the end of Q2. Of the increase, $10.9 million was new debt taken on in conjunction with the PerfX acquisition. The majority of the remaining $19.4 million increase reflects incremental revolver draw and is primarily attributable to the working capital needs of our newly acquired wireline businesses.
We ended Q3 with aggregate adjusted net debt(1) of $57.3 million, an increase of $30.3 million, as compared to $27.0 million at the end of Q2.
We had an outstanding balance on our revolving credit facility of $29.7 million at the end of Q3 compared to $9.7 million at the end of Q2. During the quarter, we borrowed $54.1 million under the credit facility, which was partially offset by aggregate payments of $34.1 million on the principal balance.
We had an outstanding balance on our term debt of $12.7 million at the end of Q2 and we made aggregate payments of $12.7 million during Q3 to extinguish the term debt. During Q3, we received funds of $12.5 million upon the closing of the Eclipse M&E Term Loan and utilized the borrowings, in part, to extinguish the term debt.
Conference Call
The Company will host a conference call to discuss its Q3 2021 results on November 5, 2021 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829. To join the conference call from outside of the United States, participants may dial 1-412-902-6710. When instructed, please ask the operator to join the Ranger Energy Services, Inc. call. Participants are encouraged to login to the webcast or dial in to the conference call approximately ten minutes prior to the start time. To listen via live webcast, please visit the Investor Relations section of the Company’s website, http://www.rangerenergy.com.
An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days. It can be accessed by dialing 1-877-344-7529 within the United States or 1-412-317-0088 outside of the United States. The conference call replay access code is 10161479. The replay will also be available in the Investor Resources section of the Company’s website shortly after the conclusion of the call and will remain available for approximately seven days.

EXHIBIT 99.1
About Ranger Energy Services, Inc.
Ranger is an independent provider of well service rigs and associated services in the United States, with a focus on unconventional horizontal well completion and production operations. Ranger also provides services necessary to bring and maintain a well on production. The Processing Solutions segment engages in the rental, installation, commissioning, start-up, operation and maintenance of MRUs, Natural Gas Liquid stabilizer and storage units and related equipment.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements.
Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ranger does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ranger to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in our filings with the Securities and Exchange Commission. The risk factors and other factors noted in Ranger’s filings with the SEC could cause its actual results to differ materially from those contained in any forward-looking statement.

Company Contact:
J. Brandon Blossman
Chief Financial Officer
(713) 935-8900
Brandon.Blossman@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended
	September 30, 2021	June 30, 2021
Revenues
High specification rigs	$29.9	$29.0
Completion and other services	50.8	19.8
Processing solutions	1.0	1.2
Total revenues	81.7	50.0

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High specification rigs	25.1	24.0
Completion and other services	48.4	19.2
Processing solutions	0.5	0.9
Total cost of services	74.0	44.1
General and administrative	7.1	6.2
Depreciation and amortization	8.7	8.2
Total operating expenses	89.8	58.5

Operating loss	(8.1)	(8.5)

Other expenses
Interest expense, net	1.2	0.7
Total other expenses	1.2	0.7

Loss before income tax expense	(9.3)	(9.2)
Tax (benefit) expense	(0.2)	(0.1)
Net loss	(9.1)	(9.1)
Less: Net loss attributable to non-controlling interests	(3.5)	(3.5)
Net loss attributable to Ranger Energy Services, Inc.	$(5.6)	$(5.6)

Loss per common share
Basic	$(0.51)	$(0.59)
Diluted	$(0.51)	$(0.59)
Weighted average common shares outstanding
Basic	11,011,864	9,523,127
Diluted	11,011,864	9,523,127

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	September 30, 2021	December 31, 2020
Assets
Cash and cash equivalents	$2.8	$2.8
Restricted cash (1)	42.0	—
Accounts receivable, net	57.6	25.9
Contract assets	7.8	1.1
Inventory	2.8	2.3
Prepaid expenses	12.5	3.6
Total current assets	125.5	35.7

Property and equipment, net	196.8	189.4
Intangible assets, net	8.0	8.5
Operating leases, right-of-use assets	7.2	5.8
Other assets	1.4	1.2
Total assets	$338.9	$240.6

Liabilities and Stockholders' Equity
Accounts payable	8.7	10.5
Accrued expenses	32.9	9.3
Other financing liability, current portion	2.3	—
Long-term debt, current portion	35.0	10.0
Other current liabilities (1)	45.9	3.2
Total current liabilities	124.8	33.0

Operating leases, right-of-use obligations	5.9	5.2
Other financing liability	12.7	—
Long-term debt, net	16.3	14.5
Other long-term liabilities	3.3	3.1
Total liabilities	$163.0	$55.8

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued or outstanding as of September 30, 2021 and December 31, 2020	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 11,716,996 shares issued and 11,165,168 shares outstanding as of September 30, 2021; 9,093,743 shares issued and 8,541,915 shares outstanding as of December 31, 2020	0.1	0.1
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; 6,866,154 shares issued and outstanding as of September 30, 2021 and December 31, 2020	0.1	0.1
Less: Class A Common Stock held in treasury, at cost; 551,828 treasury shares as of September 30, 2021 and December 31, 2020	(3.8)	(3.8)
Accumulated deficit	(34.2)	(18.4)
Additional paid-in capital	152.2	123.9
Total controlling stockholders' equity	114.4	101.9
Noncontrolling interest	61.5	82.9
Total stockholders' equity	175.9	184.8
Total liabilities and stockholders' equity	$338.9	$240.6
(1) The Company’s restricted cash consisted of cash the Company was contractually obligated to utilize for the purchase of the Basic Energy assets and related transactions costs. The Company completed the Basic Energy Acquisition on October 1, 2021 and included this purchase as a liability in Other current liabilities.

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

Nine Months Ended
September 30, 2021
Cash Flows from Operating Activities
Net loss	$(26.5)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24.9
Equity based compensation	2.1
Loss on debt retirement	0.2
Other costs, net	1.2
Changes in operating assets and liabilities, net effects of business combinations
Accounts receivable	(24.5)
Contract assets	(6.7)
Inventory	2.5
Prepaid expenses	(6.7)
Other assets	(0.6)
Accounts payable	(7.8)
Accrued expenses	23.8
Other current liabilities	40.2
Operating lease, right-of-use obligations	1.1
Other long-term liabilities	0.2
Net cash provided by operating activities	23.4

Cash Flows from Investing Activities
Purchase of property and equipment	(3.9)
Proceeds from disposal of property and equipment	0.4
Purchase of businesses, net of cash received	(2.4)
Net cash used in investing activities	(5.9)

Cash Flows from Financing Activities
Borrowings under Credit Facility	74.7
Principal payments on Credit Facility	(52.5)
Borrowings under Eclipse M&E	12.5
Deferred financing costs on Eclipse	(2.4)
Principal payments on Secured Promissory Note	(0.6)
Principal payments on Encina Master Financing Agreement	(17.7)
Payments on Installment Purchases	(0.4)
Proceeds from financing of sale-leasebacks	15.6
Principal payments on financing lease obligations	(3.7)
Shares withheld on equity transactions	(1.0)
Net cash provided by financing activities	24.5

Increase in cash, cash equivalents and restricted cash	42.0
Cash, cash equivalents and restricted cash, Beginning of Period	2.8
Cash, cash equivalents and restricted cash, End of Period	44.8

Supplemental Cash Flow Information
Interest paid	$1.3
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures	$(0.1)
Additions to fixed assets through installment purchases and financing leases	$(2.5)
Issuance of Class A Common Stock for acquisition	$(16.4)
Secured Promissory Note	$(11.4)

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Adjusted Net Debt, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Adjusted Net Debt should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of assets, and certain other non-cash and certain items that we do not view as indicative of our ongoing performance.
The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the three months ended September 30, 2021 and June 30, 2021, in millions:

	Three Months Ended September 30, 2021
	High Specification Rigs	Completion and Other Services	Processing Solutions	Other	Total
	(in millions)
Net income (loss)	$0.7	$(1.2)	$(0.1)	$(8.5)	$(9.1)
Interest expense, net	—	—	—	1.2	1.2
Tax expense	—	—	—	(0.2)	(0.2)
Depreciation and amortization	4.1	3.6	0.6	0.4	8.7
EBITDA	4.8	2.4	0.5	(7.1)	0.6
Equity based compensation	—	—	—	0.3	0.3
Loss on retirement of debt	—	—	—	0.2	0.2
Severance and reorganization costs	—	—	—	0.5	0.5
Acquisition related costs	—	—	—	0.8	0.8
Legal fees and settlements	$—	$—	$—	$0.9	$0.9
Adjusted EBITDA	$4.8	$2.4	$0.5	$(4.4)	$3.3

	Three Months Ended June 30, 2021
	High Specification Rigs	Completion and Other Services	Processing Solutions	Other	Total
	(in millions)
Net income (loss)	$0.3	$(1.9)	$(0.4)	$(7.1)	$(9.1)
Interest expense, net	—	—	—	0.7	0.7
Tax expense	—	—	—	(0.1)	(0.1)
Depreciation and amortization	4.7	2.5	0.7	0.3	8.2
EBITDA	5.0	0.6	0.3	(6.2)	(0.3)
Equity based compensation	—	—	—	0.9	0.9
(Gain) loss on disposal of property and equipment	—	—	—	0.5	0.5
Severance and reorganization costs	—	—	—	0.3	0.3
Acquisition related costs	—	—	—	0.6	0.6
Adjusted EBITDA	$5.0	$0.6	$0.3	$(3.9)	$2.0
Net Debt and Adjusted Net Debt
We believe Net Debt and Adjusted Net Debt are useful performance measures of liquidity, financial health and provides an indication of our leverage. We define Net Debt as current and long-term debt, finance leases, other financing obligations, offset by cash and cash equivalents. We define Adjusted Net Debt as Net Debt, less a facility financing lease, to be analogous to the calculation of certain financial covenants. All debt and other obligations present the principal balances outstanding as of the respective periods.
The following tables are a reconciliation of consolidated debt and cash and cash equivalents to Net Debt and Adjusted Net Debt as of September 30, 2021 and June 30, 2021:

	September 30, 2021	June 30, 2021	Change
	(in millions)
Debt and Other Obligations
Credit facility	$29.7	$9.7	$20.0
Eclipse M&E Loan	12.5	—	12.5
Secured Promissory Note	10.7	—	10.7
Installment purchases	1.1	1.0	0.1
Other financing liabilities	15.3	16.0	(0.7)
Finance lease obligations	3.6	3.9	(0.3)
Encina Master Financing Agreement	—	12.7	(12.7)
Less:
Cash and cash equivalents	2.8	3.4	(0.6)
Net Debt	70.1	39.9	30.2
Less: Facility financing lease	12.8	12.9	(0.1)
Adjusted Net Debt	$57.3	$27.0	$30.3